NEWS RELEASE www.AGCOcorp.com INVESTOR CONTACT: MEDIA CONTACT: Greg Peterson Rachel Potts VP, Investor Relations VP, Chief Communications Officer 404-403-6042 678-654-7719 Greg.Peterson@AGCOcorp.com Rachel.Potts@AGCOcorp.com AGCO APPOINTS ZHANNA GOLODRYGA TO ITS BOARD OF DIRECTORS DULUTH, Ga., U.S. February 12, 2025 – AGCO Corporation (NYSE: AGCO), a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology, today announced the election of Zhanna Golodryga to its Board of Directors, effective April 1, 2025. Ms. Golodryga is a proven leader in the information technology field with an extensive background in cybersecurity, digital and business transformation. “We are delighted to have Zhanna join our Board,” said Eric Hansotia, Chairman, President and CEO of AGCO Corporation. “Her technology, innovation, digitalization and sustainability expertise and experience will be invaluable as we continue to evolve AGCO’s smart solutions and technology offerings for our farmers. Zhanna brings valuable perspectives and further enhances the collective experiences of the Board to advance our strategic priorities.” Ms. Golodryga is Executive Vice President of Emerging Energy and Sustainability for Phillips 66, a leading integrated downstream energy, manufacturing and logistics company. Ms. Golodryga is responsible for driving Energy Transition and Decarbonization across the enterprise. She has held senior roles at Phillips 66 since 2017. In her previous role as the Senior Vice President, Chief Digital & Administrative Officer, Golodryga led the business transformation enabled by digital technology, including machine learning and AI. Prior to joining Phillips 66, Ms. Golodryga served as Chief Information Officer and Senior Vice President for Services at Hess Corporation and Vice President and Chief Information Officer at BHP Billiton Petroleum. Ms. Golodryga currently serves on the Board of Directors of Regions Financial Corporation where she chairs the Technology Committee. Ms. Golodryga is on the board of the Memorial Hermann Foundation. She has a master’s degree in mechanical engineering from Kiev Civil Engineering and Construction Institute. About AGCO AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers value to farmers and OEM customers through its differentiated brand portfolio, including leading brands Fendt®, Massey Ferguson®, PTx

2 and Valtra®. AGCO's full line of equipment, smart farming solutions and services helps farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $11.7 billion in 2024. For more information, visit www.agcocorp.com. ###